Exhibit10.4

PERFORMANCE STOCK UNIT GRANT AGREEMENT
(U.S. EMPLOYEES)

To:Firstname Lastname

Date:Month Day, 202X

I am pleased to confirm that, in connection with services to be rendered by you over the period that ends on the Vesting Date (as defined in Schedule “A” hereto), you have been granted a stock-based Performance Award (the “PSUs”) of Canopy Growth Corporation (“Canopy Growth”) under Canopy Growth’s Amended and Restated Omnibus Incentive Plan, as the same may be amended from time to time (the “Plan”). All capitalized terms that are not defined in this letter agreement and its schedule(s) shall be as defined in the Plan.  The PSUs issued hereunder may be settled, at the discretion of the board of directors of Canopy Growth (the “Board”), in either cash, in common shares in the capital of Canopy Growth (each a “Common Share”) purchased on the market, or Common Shares issued from treasury, with each PSU covering one Common Share.  This letter shall constitute an Award Agreement under the Plan and sets forth the terms and conditions of the PSUs, which include the terms detailed in Schedule “A” hereto.

All PSUs granted under this Award Agreement will vest on the Vesting Date, unless:

(a)You provide Canopy Growth with notice of resignation, in which case PSUs will cease to vest on the date on which you provide notice of resignation from your employment with Canopy Growth;

(b)Canopy Growth terminates your Service (as such term is defined in the Plan) for “cause” (as such term is used in the Plan), in which case PSUs will cease to vest on that date;

(c)Canopy Growth terminates your Service without cause, in which case you will receive the vesting of any outstanding PSUs, at actual performance levels, for all fiscal years already certified by the Board of Directors or any responsible committee thereof by the date that is the conclusion to the applicable statutory notice period required in consideration of the termination of your employment by Canopy Growth without cause, while all other PSUs will cease to vest;

(d)The law deems your Service to be terminated, in which case PSUs will cease to vest on the date deemed by law to be date of such termination;

(e)Your Service with Canopy Growth terminates due to death or Disability (as defined below), in which case the following number of PSUs shall vest on that date that is 30 days after death or Disability:

(i) If the death or Disability occurs prior to the first anniversary of the Grant Date (as defined in Schedule “A”), then the vested PSUs will be equal to that number of PSUs (as calculated based on the share price at the date of grant) which is equal to 100% of your Target;

(ii) If the death or Disability occurs prior to the second anniversary of the Grant Date, then the vested PSUs will be equal to that number of PSUs (as calculated based on the share price at the date of grant) which is equal to (A) the performance measurement certified by the board of directors of Canopy Growth or any responsible committee thereof for the first year following grant, multiplied by 20% of your Target, plus (B) 80% of 100% of your Target;

(iii) If the death or Disability occurs prior to the third anniversary of the Grant Date, then the vested PSUs will be equal to that number of PSUs (as calculated based on the share price at the date of grant) which is equal to (A) the performance measurement certified by the Board of Directors or any responsible committee thereof for the first year following grant, multiplied by 20% of your Target, plus (B) the performance measurement certified by the board of directors of Canopy Growth or any responsible committee thereof for the second year following grant, multiplied by 20% of your Target, plus (C) 60% of 100% of your Target; or

(f)Your Service with Canopy Growth terminates due to Retirement (as defined below), in which case, provided you have been in continuous Service for at least six months since the date of grant of the PSUs, your PSUs will vest on the Vesting Date (irrespective of any continued employment or Service requirement) in respect of that number of PSUs equal to (X) multiplied by (Y), where: (X) equals the number of PSUs to which you would be entitled based on actual performance during the Performance Period; and (Y) is a ratio, the numerator of which equals the number of days you remained in continuous Service from the beginning of the Performance Period until Retirement, and the denominator of which equals the number of days from beginning of the Performance Period through the end of the Performance Period. Notwithstanding the foregoing provisions of this section, in the event of your breach of any restrictive covenants regarding non-competition and/or non-solicitation (the “Restrictive Covenants”) incumbent on you pursuant to your employment agreement with the Company (the “Employment Agreement”) following cessation of Service due to Retirement, in addition to any relief described in the Employment Agreement, all unvested PSUs held by you shall be immediately forfeited on the date which you breach a Restrictive Covenant unless terminated sooner by operation of another term or condition of this Award Agreement or the Plan, and any gain realized by you from the vesting of any PSUs following such breach, shall be paid by you to the Company.

Following the Vesting Date, you will not be entitled to any further vesting of PSUs nor to damages or compensation of any sort as a result of such limitation.

For purposes of this Award Agreement, “Retirement” means that you (i) voluntarily elect to terminate your Service with Canopy after you attain the age of sixty (60) years old, (ii) have completed five (5) Full Years of continuous Service, (iii) have provided reasonable notice to the company, and (iv) have not received a cash severance or other termination payment in excess of what is provided for in your employment agreement on the occasion of resignation, and a “Full Year” means a twelve-month period beginning on the date of your commencement of Service and each anniversary thereof.

Further, for purposes of this Award Agreement, “Disability” has the same meaning as that provided for in U.S. Internal Revenue Code of 1986 Treasury regulation section 1.409A-3(i)(4)(i)(A) (which generally means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.)

Notwithstanding the Vesting Date detailed in Schedule “A”, the Vesting Date may be automatically adjusted if it would otherwise: (i) be a date that is not a business day; (ii) be a date that is within a Blackout Period or (iii) be a date that is prior to Canopy Growth being in receipt of your executed copy of this Award Agreement, which confirms your agreement to comply with the terms and conditions of the Award Agreement and the Plan.  In case of any of the foregoing, the Vesting Date is deemed to be adjusted to the business day immediately following the date of the event set out in (i), (ii) or (iii), described above, as the case may be.

Section 13 of the Plan (Change in Control Provisions) shall not apply to any Awards (including the  PSUs) granted hereunder unless otherwise determined by the Committee or the Board; provided, however, that the direct or indirect acquisition by the CBG Group (as defined below) of more than 50% of the combined voting power of Canopy Growth’s then outstanding securities as a result of the CBG Group’s beneficial ownership of common shares of Canopy Growth held as of the close of the private placement transaction with CBG Holdings LLC (“CBG”) completed on November 1, 2018 (the CBG Closing”), combined with common shares of Canopy Growth acquired by the CBG Group pursuant to the exercise of any or all of its warrants to purchase common shares of Canopy Growth that were held as of the CBG Closing shall not, in any event or circumstance, constitute a “Change in Control” within the meaning of the Plan.  For purposes of this paragraph, “CBG Group” means Greenstar Canada Investment Limited, CBG, and Constellation Brands, Inc. and its respective direct and indirect subsidiaries.

As soon as practicable following the vesting of PSUs, and in any event no later than March 15 of the year following the year in which a PSU vests (such March 15 date, the “Payment Deadline”), you will be issued one Common Share in settlement of each vested PSU, or the equivalent value in cash, in the Board’s discretion, based on the volume weighted average trading price of the Common Shares on the TSX for the five trading days immediately prior to the Vesting Date.  Settlement is subject to you making arrangements acceptable to Canopy Growth to satisfy applicable withholding taxes.  Failure to do so by the Payment Deadline shall result in your forfeiture of the applicable PSUs to otherwise be settled.

The terms of this PSU grant are confidential and we expect that you will maintain the confidentiality of the grant and not disclose details to other members of the Canopy Growth team or anyone outside Canopy Growth.

This Award Agreement and your acceptance thereof are subject to the Plan. You acknowledge having received a copy of the Plan. If there is any inconsistency between the terms of this Award Agreement and the Plan, you acknowledge that the terms of the Plan shall govern. Canopy Growth may require, as a condition to the issuance of Common Shares pursuant to the settlement of vested PSUs, that you sell a sufficient number of Common Shares required to pay any federal, provincial/state or local withholding taxes required by law.

As a condition to the grant of your PSUs, you are required to indicate your agreement to comply with the terms and conditions of the Plan and this Award Agreement by signing the acknowledgement at the foot of this letter.

Dated this	day of	, 202X.
CANOPY GROWTH CORPORATION

David Klein
CEO

I accept the PSUs on the terms described in this Award Agreement and understand and agree that my PSUs are subject in all respects to the terms and conditions of the Award Agreement and the Plan.  I have read, understood and agree to comply with the terms of this Award Agreement, its schedules and the Plan.

Signature	Address

SCHEDULE “A”

Granted Units, Grant Date, Vesting Date

The number of PSUs granted under this Award Agreement is [NTD: This should be the number of PSUs initially granted on the grant date] (the “Target”), subject to the Adjustment Factor as described below as well as all other terms and conditions in the Award Agreement and this schedule. The grant date for this award is [X] (the “Grant Date”). The vesting date for this award is [X] or such other earlier date as determined by the Corporate Governance, Compensation and Nominating Committee (the “Committee”) in its sole discretion (the “Vesting Date”).Performance Period

The performance period for this award is from April 1, 2021 to March 31, 2024, which comprises Fiscal Year 2022 (“Year 1”), Fiscal Year 2023 (“Year 2”) and Fiscal Year 2024 (“Year 3”) (the “Performance Period”).

Performance Vesting Conditions

The Performance Vesting Conditions for this award are (i) relative total shareholder return (“Relative TSR”) generated by Canopy Growth vs. a custom group of cannabis industry peers over the Performance Period as described below and (ii) Adjusted EBITDA generated by Canopy Growth over the Performance Period as described below.

Adjustment Factor

Each PSU consists of a conditional right to receive one Common Share or the equivalent value in cash, in the Board’s discretion, based on the volume weighted average trading price of the Common Shares on the TSX for the five trading days immediately prior to the Grant Date, subject to achievement of the Performance Vesting Conditions during the Performance Period. The number of PSUs granted, as stated in this Award Agreement, is not a fixed number, but instead will be modified by an Adjustment Factor based on metric performance.

The Adjustment Factor shall be expressed as a percentage and calculated as follows:

Adjustment Factor (%) = (0.50 x Relative TSR Multiplier) + (0.50 x Adjusted EBITDA Multiplier)

The Committee may apply additional adjustments to the Adjustment Factor in circumstances where the outcome is inconsistent with the intent of the Plan.

Relative TSR Multiplier

1.	The Relative TSR Multiplier will be calculated over the Performance Period with reference to both annual Relative TSR and three-year cumulative Relative TSR, on a combined basis as follows:
o	20% annual Relative TSR for Year 1 of the Performance Period;
o	20% annual Relative TSR for Year 2 of the Performance Period;
o	20% annual Relative TSR for Year 3 of the Performance Period;
o	40% three-year cumulative Relative TSR for the Performance Period.

2.

Annually, Canopy Growth TSR will be determined by the Committee, in its sole discretion, for the most recently completed year, and, if the full Performance Period has been completed, for the Performance Period.

3.

“Canopy  Growth TSR” means, for any applicable measurement period, unless otherwise determined by the Committee in its sole discretion, Canopy Growth’s cumulative total shareholder return (assuming reinvestment of dividends) for the applicable period as reported by Bloomberg, adjusted based on the volume weighted average trading price of the Share Units on the Toronto Stock Exchange for the 30 trading days ending on the last trading day of the applicable measurement period.

Custom Performance Peer Group Measurement

1.

Concurrently with determining the Canopy Growth TSR calculations set out above, the Committee will determine, in its sole discretion, the total shareholder return for the applicable periods for the following group of peers for this award (the “Performance Peer Group”):

o	Curaleaf Holdings, Inc;
o	Green Thumb Industries Inc.;
o	Tilray Inc. (Previously Aphria Inc.);
o	Cronos Group;
o	Sundial Growers Inc.;
o	Aurora Cannabis Inc.;
o	Organigram Holdings Inc.;
o	HEXO Corporation;
o	Charlotte’s Web Holdings, Inc.;
o	The Valens Company Inc.

TSR will be calculated based on the primary exchange on which each applicable peer company’s stock is traded (TSX or CSE) and denominated in Canadian Dollars. Dividends will be assumed to have been reinvested for additional shares on the ex-distribution date.

2.

The Committee reserves the right to apply discretion in how to treat any member of the Performance Peer Group that is delisted during the Performance Period, including with respect to how such peer contributes (if at all) to the calculation of the Canopy Growth’s Relative TSR percentile ranking of the Performance Peer Group.

Percentile Ranking

1.	The Relative TSR Multiplier for the annual measurement period and the three-year cumulative period shall be calculated as follows, linearly interpolated for performance between the specified levels:

Performance Level	Relative TSR Performance (Percentile)	Relative TSR Multiplier (as % of Target)
Maximum	Greater than or equal to 75th	150%
Target	50th	100%
Threshold	Less than or equal to 25th	50%

Adjusted EBITDA Multiplier

1.

The Adjusted EBITDA Multiplier will be calculated over the Performance Period with reference to both the annual Adjusted EBITDA and a three-year cumulative Adjusted EBITDA, on a combined basis as follows:

o	20% annual Adjusted EBITDA for Year 1 of the Performance Period;
o	20% annual Adjusted EBITDA for Year 2 of the Performance Period;
o	20% annual Adjusted EBITDA for Year 3 of the Performance Period;
o	40% three-year cumulative Adjusted EBITDA for the Performance Period.
2.

Annually, Canopy Growth Adjusted EBITDA will be determined by the Committee, in its sole discretion, for the most recently completed year, and, if the full Performance Period has been completed, for the Performance Period.

3.

“Canopy Growth Adjusted EBITDA” means, for any applicable measurement period, unless otherwise determined by the Committee in its sole discretion, for any fiscal year of Canopy Growth, earnings before interest, tax, depreciation and amortization of Canopy Growth as set forth in the financial statements for Canopy Growth for such fiscal year then ended, adjusted to exclude share-based compensation (“SBC”), acquisition related costs including SBC, and other non-cash items pursuant to past practices and approved by the Audit Committee of the Board.

4.	The Adjusted EBITDA Multiplier for a specific period shall be calculated as follows, linearly interpolated for performance between the specific levels:

Period	Threshold Adjusted EBITDA	Target Adjusted EBITDA	Maximum Adjusted EBITDA
Year 1 (FY22)	-$190	-$95	$0
Year 2 (FY23)	-$45	$50	$145
Year 3 (FY24)	$205	$300	$395
3-Year Cumulative	$-30	$255	$540

           In MMs of Canadian Dollars

Performance Level	Adjusted EBITDA Multiplier (as % of Target)
Maximum or greater	150%
Target	100%
Threshold of less	50%